EXHIBIT 99.1

                                  PRESS RELEASE

OCTOBER 15, 2001

INDIAN RIVER BANKING COMPANY
For Immediate Release
Contact:  Kevin Evans  (561) 978-1065


Indian River Banking Company announced the financial results for the third quarter and the nine month results ending September 30, 2001. Third quarter after tax earnings were $1,009,000 compared to $628,000 for the third quarter of 2000, an increase of 60%. The year to date earnings for 2001 were $2,382,000 compared to $1,972,000 for 2000, an increase of 21%. The nine month earnings for 2001 does include a one-time non-recurring expense. Excluding this one-time expense would adjust the nine month after tax earnings for 2001 to be $2,739,000, an adjusted increase of 28%. Earnings per share for the third quarter was $0.58 and first nine months are $1.39.

Indian River National Bank, a subsidiary of Indian River Banking Company, total assets as of September 30, 2001 were $382,442,120 compared to $325,872,000 as of September 30, 2000, an increase of 17.5%. Indian River National Bank President, Andy Beindorf, indicated that the positive increase in earnings is attributed to the increase in net interest margin of the bank and the success of the residential mortgage loan division.

Mr. Beindorf also announced a new business checking account. The account is named "Bee Free" Business Checking. This is a totally free business checking account to service the needs of Indian River and Brevard Counties.

For further information you may access our website at www.IRNB.com